Exhibit (s)(5)
The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer and sale is not permitted.
[FORM OF PROSPECTUS SUPPLEMENT TO BE USED IN
CONJUNCTION WITH FUTURE WARRANT OFFERINGS]
 PROSPECTUS SUPPLEMENT
(to Prospectus dated                 , 20 )

 Warrants to Purchase Up to                 [Security]
We are offering warrants to purchase up to [type of security]. Each warrant entitles the holder to purchase [one] [security].
Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNNT”. The last reported closing price for our common stock on             , 20    was $             per share.
The exercise price will be $ . The warrants will be exercisable beginning on , and will expire on , or earlier upon redemption.
PennantPark Investment Corporation, a Maryland corporation, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company (“BDC”) under the Investment Company Act of 1940, as amended (the “1940 Act”). Our investment objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market private companies in the form of senior secured loans, mezzanine debt and equity investments. We are externally managed by PennantPark Investment Advisers, LLC. PennantPark Investment Administration, LLC provides the administrative services necessary for us to operate.
This prospectus supplement and the accompanying prospectus contain important information you should know before investing in our securities. Please read them before you invest and keep them for future reference. We file annual, quarterly and current reports, proxy statements and other information about us with the Securities and Exchange Commission (the “SEC”). This information is available free of charge by contacting us at 590 Madison Avenue, New York, NY 10022 or by telephone at (212) 905-1000 or on our website at www.pennantpark.com. The SEC also maintains a website at www.sec.gov that contains such information free of charge. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement.
Investing in our securities involves a high degree of risk, including the risk of the use of leverage and dilution. Before buying any shares of our common stock, you should read the discussion of the material risks of investing in us in “Risk Factors” beginning on page S-10 of this prospectus supplement and page 8 of the accompanying prospectus.
Neither the SEC nor any state securities commission, nor any other regulatory body, has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Warrant	Total
Public offering price	$	$
Sales load (underwriting discount and commissions)	$	$
Proceeds to PennantPark Investment Corporation (before estimated expenses)	$	$

The underwriters may also purchase up to an additional                 warrants from us at the public offering price, less the underwriting discounts, within                 days from the date of this prospectus supplement to cover overallotments. If the underwriters exercise this option in full, the total public offering price will be $               , the total underwriting discount and commissions (sales load) paid by us will be $               , and total proceeds, before expenses, will be $               .
The underwriters expect to deliver the warrants on or about                 , 20    .
                    , 20

TABLE OF CONTENTS
PROSPECTUS SUPPLEMENT

Page
Prospectus Supplement Summary
The Offering
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Description of the Warrants
Capitalization
Price Range of Common Stock
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Underwriting
Legal Matters

PROSPECTUS

Page
Prospectus Summary
Fees and Expenses
Risk Factors
Forward-Looking Statements
Use of Proceeds
Selected Financial Data
Management's Discussion and Analysis of Financial Condition and Results of Operations
Senior Securities
Price Range Of Common Stock
Sales of Common Stock Below Net Asset Value
Distributions
Business
Investment Objectives and Policies
Portfolio Companies
Management
Control Persons and Principal Stockholders
Certain Relationships and Transactions
Determination of Net Asset Value
Dividend Reinvestment Plan
Description of Our Capital Stock
Description of Our Preferred Stock
Description of Our Warrants
Description of Our Subscription Rights
Description of Our Debt Securities
Description of Our Units
Regulation
Brokerage Allocations and Other Practices
Material U.S. Federal Income Tax Considerations
Plan of Distribution
Custodian, Transfer Agent and Trustee
Legal Matters
Independent Registered Public Accounting Firm
Index to Financial Statements

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement and the accompanying prospectus when considering whether to purchase any securities offered by this prospectus supplement and the accompanying prospectus. We have not authorized anyone to provide you with additional information, or information different from that contained in this prospectus supplement and the accompanying prospectus. If anyone provides you with different or additional information, you should not rely on it. We are offering to sell and seeking offers to buy, securities only in jurisdictions where offers are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of the date of this prospectus supplement or such prospectus. We will update these documents to reflect material changes only as required by law. Our business, financial condition, results of operations and prospects may have changed since then.

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common stock and also adds to and updates information contained in the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information and disclosure. To the extent the information contained in this prospectus supplement differs from the information contained in the accompanying prospectus, the information in this prospectus supplement shall control. You should read this prospectus supplement and the accompanying prospectus together with the additional information described under the heading, “Available Information” before investing in our securities.

PROSPECTUS SUPPLEMENT SUMMARY1
     This summary highlights some of the information in this prospectus supplement and the accompanying prospectus. It is not complete and may not contain all of the information that you may want to consider. Some of the statements in this prospectus supplement and the accompanying prospectus constitute forward-looking statements, which apply to both us and our consolidated Small Business Investment Company “SBIC” subsidiary and relate to future events, future performance or financial condition. The forward-looking statements involve risks and uncertainties on a consolidated basis and actual results could differ materially from those projected in the forward-looking statements for many reasons, including those factors discussed in “Risk Factors” and elsewhere in this the accompanying prospectus. You should read carefully the more detailed information set forth under “Risk Factors” and the other information included in this prospectus supplement and the accompanying prospectus. In this prospectus supplement and the accompanying prospectus, except where the context suggests otherwise, the terms “we,” “us,” “our” , “Company” and “PennantPark Investment” refer to PennantPark Investment Corporation and its consolidated subsidiaries; “SBIC LP” refers to our consolidated subsidiary, PennantPark SBIC LP; “PennantPark Investment Advisers” or the “Investment Adviser” refers to PennantPark Investment Advisers, LLC; and “PennantPark Investment Administration” or the “Administrator” refers to PennantPark Investment Administration, LLC
 General Business of PennantPark Investment Corporation
PennantPark Investment Corporation is a business development company whose objectives are to generate both current income and capital appreciation through debt and equity investments primarily in U.S. middle-market companies in the form of senior secured loans, mezzanine debt and equity investments.
We believe the middle-market offers attractive risk-reward to investors due to the limited amount of capital available for such companies. PennantPark Investment seeks to create a diversified portfolio that includes senior secured loans, mezzanine debt and equity investments by investing approximately $10 million to $50 million of capital, on average, in the securities of middle-market companies. We use the term “middle-market” to refer to companies with annual revenues between $50 million and $1 billion. We expect this investment size to vary proportionately with the size of our capital base. The companies in which we invest are typically highly leveraged, and, in most cases, are not rated by national rating agencies. If such companies were rated, we believe that they would typically receive a rating below investment grade (between BB and CCC under the Standard & Poor's system) from the national rating agencies. In addition, we expect our debt investments to generally range in maturity from three to ten years.
Our investment activity depends on many factors, including the amount of debt and equity capital available to middle-market companies, the level of merger and acquisition activity for such companies, the general economic environment and the competitive environment for the types of investments we make. The turmoil in the credit markets in recent years has adversely affected each of these factors and has resulted in a broad-based reduction in the demand for middle-market debt instruments. These conditions may present us with attractive investment opportunities, as we believe that there are many middle-market companies that need senior secured and mezzanine debt financing. We have used, and expect to continue to use, our credit facility, the Small Business Administration (“SBA”) debentures, proceeds from the rotation of our portfolio and proceeds from public and private offerings of securities to finance our investment objectives.
Organization and Structure of PennantPark Investment Corporation
PennantPark Investment Corporation, a Maryland corporation organized on January 11, 2007, is a closed-end, externally managed, non-diversified investment company that has elected to be treated as a business development company under the 1940 Act. In addition, for tax purposes we have elected to be treated as a regulated investment company (“RIC”), under the Internal Revenue Code of 1986, as amended (the “Code”).
Our wholly owned SBIC subsidiary, PennantPark SBIC LP, was organized as a Delaware limited partnership on May 7, 2010 and received a license from the SBA to operate as an SBIC under Section 301(c) of the Small Business Investment Act of 1958 (the “1958 Act”) on July 30, 2010. SBIC LP's objective is substantially similar to PennantPark Investment, generally co-investing in, SBA eligible businesses that meet the investment criteria of PennantPark Investment.
Our Investment Adviser and Administrator
We utilize the investing experience and contacts of PennantPark Investment Advisers to develop what we believe to be an attractive and diversified portfolio. The senior investment professionals of the Investment Adviser have worked together for many years and average over 20 years of experience in the mezzanine lending, leveraged finance, distressed debt and private equity businesses. In addition, our senior investment professionals have been involved in originating, structuring, negotiating, managing and monitoring investments in each of these businesses across economic and market cycles. We believe this experience and history has resulted in a strong reputation with financial sponsors, management teams, investment bankers, attorneys and accountants, which provides us with access to substantial investment opportunities across the capital markets. Our Investment Adviser has a rigorous investment approach, which is based upon intensive financial analysis with a focus on capital preservation, diversification and active management. Since our inception in 2007, we have raised nearly $ billion in debt and equity capital, and have invested over $ billion in more than companies with different financial sponsors.
Our Administrator has experienced professionals with substantial backgrounds in finance and administration of registered investment companies. In addition to furnishing us with clerical, bookkeeping and record keeping services, the Administrator also oversees our financial records as well as the preparation of our reports to stockholders and reports filed with the SEC and the SBA. The Administrator oversees the determination and publication of our net asset value, oversees the preparation and filing of our tax returns, and monitors the payment of our expenses as well as the performance of administrative and professional services rendered to us by others. Furthermore, our Administrator provides, on our behalf, managerial assistance to those portfolio companies to which we are required to offer such assistance. See “Management,” “Certain Relationships and Transactions-Investment Management Agreement,” and “Risk Factors-Risks Related to our Business and Structure” in the accompanying prospectus for more information.

Market Opportunity
We believe that the limited amount of capital available to the middle-market companies, coupled with the desire of these companies for flexible sources of capital, creates an attractive investment environment for PennantPark Investment. From our perspective, middle market companies have faced difficulty raising debt capital in both the capital markets and private markets. As a result of the difficulties in the credit markets and fewer sources of capital for middle market companies, we see opportunities for improved risk-adjusted returns. Furthermore, we believe with a large pool of uninvested private equity capital seeking debt capital to complete transactions and a substantial supply of refinancing opportunities, there is an opportunity to attain appealing risk-adjusted returns with debt capital investments. See “Business” in the accompanying prospectus for more information.
Competitive Advantages
We believe that we have competitive advantages over other capital providers in middle-market companies such as, a management team with an average of 20 years of experience, a disciplined investment approach with strong value orientation, an ability to source and evaluate transactions through our Investment Adviser's research capability and established network, flexible transaction structuring that allows for us to invest across the capital structure coupled with a longer investment horizon with an attractive publicly traded model. See “Business” in the accompanying prospectus for more information.
Competition
Our primary competitors provide financing to middle-market companies and include other business development companies, commercial and investment banks, commercial finance companies and, to the extent they provide an alternative form of financing, private equity funds. Additionally, alternative investment vehicles, such as hedge funds, frequently invest in middle-market companies. As a result, competition for investment opportunities with middle-market companies can be intense. However, we believe that there has been a reduction in the amount of debt capital available to middle market companies since the downturn in the credit markets, which began in mid-2007. We believe this has resulted in a less competitive environment for making new investments.
Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, we believe some competitors have a lower cost of funds and access to funding sources that are not available to us. In addition, some of our competitors have higher risk tolerances or different risk assessments, which could allow them to consider a wider variety of investments and establish more relationships than us. Furthermore, many of our competitors are not subject to the regulatory restrictions that the 1940 Act imposes on us as a business development company. See “Risk Factors-Risks Relating to our Business and Structure-We operate in a highly competitive market for investment opportunities” in the accompanying prospectus for more information.
Leverage
We maintain a five-year, multi-currency $315.0 million senior secured credit facility (the “credit facility”), which matures on June 25, 2012, and is secured by substantially all of our investment portfolio assets (excluding the assets of SBIC LP) with a group of lenders, under which we had $             million outstanding with a weighted average interest rate at the time of          % and had $             million of unused borrowing capacity, which is subject to maintenance of the applicable total assets to debt ratio of 200%, as of             , 20   . Pricing of borrowings under our credit facility is set at 100 basis points over the London InterBank Offered Rate (“LIBOR”). We believe that our capital resources will provide us with the flexibility to take advantage of market opportunities when they arise. In addition, any future additional debt capital we incur, including refinancing the debt outstanding under our credit facility, to the extent it is available under current credit market conditions, may be issued at a higher cost and on less favorable terms and conditions than our current credit facility. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” of this prospectus supplement for more information.
As of             , 20     , SBIC LP had a debenture commitment from the SBA in the amount of $             million, had $             million outstanding (including $             million of temporary draws) with a weighted average interest rate of         %, exclusive of         % of upfront fees, and had $          million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, a 10-year maturity, semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets. See “Regulation” in the accompanying prospectus for more information.
Operating and Regulatory Structure
Our investment activities are managed by PennantPark Investment Advisers and supervised by our board of directors, a majority of whom are independent of PennantPark Investment. Under our investment management agreement (the “Investment Management Agreement”), we have agreed to pay our Investment Adviser an annual base management fee based on our average adjusted gross assets as well as an incentive fee based on our investment performance. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.
We have also entered into an administration agreement (the “Administration Agreement”) with the Administrator. Under our Administration Agreement, we have agreed to reimburse the Administrator for our allocable portion of overhead and other expenses incurred by the Administrator in performing its obligations under our Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our chief compliance officer, chief financial officer and their respective staffs. See “Business-Investment Management Agreement” in the accompanying prospectus for more information.

As a business development company, we are required to comply with certain regulatory requirements. Also, while we are permitted to finance investments using debt, our ability to use debt is limited in certain significant respects. See “Regulation” in the accompanying prospectus for more information. We have elected to be treated for federal income tax purposes under the Code as a RIC. See “Material U.S. Federal Income Tax Considerations” in the accompanying prospectus for more information.
Our wholly owned subsidiary, SBIC LP, received a license from the SBA to operate as an SBIC under Section 301(c) of the 1958 Act. The SBA regulates SBIC LP's investing activities and periodically examines its operations. We serve as the investment adviser and administrator to SBIC LP. See “Regulation” in the accompanying prospectus for more information.
Use of Proceeds
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our then-outstanding obligations under our credit facility, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for information regarding our outstanding borrowings as of            , 20   , the corresponding interest rate charged on such borrowings as of that date and the length of time that it may take us to invest any proceeds in new or existing portfolio companies.
Dividends on Common Stock
We intend to continue to distribute quarterly dividends to our common stockholders. Our quarterly dividends, if any, are determined by our board of directors. See “Distributions” in the accompanying prospectus for more information.
Dividends on Preferred Stock
We may issue preferred stock from time to time, although we have no immediate intention to do so. Any such preferred stock will be a senior security for purposes of the 1940 Act and, accordingly, subject to the leverage test under that Act. If we issue shares of preferred stock, holders of such preferred stock will be entitled to receive cash dividends at an annual rate that will be fixed or will vary for the successive dividend periods for each series. In general, the dividend periods for fixed rate preferred stock can range from weekly to quarterly and is subject to extension. The dividend rate could be variable and determined for each dividend period. See “Risk Factors-Risks Related To Our Business and Structure” in the accompanying prospectus for more information.
Dividend Reinvestment Plan
We have adopted an “opt-out” dividend reinvestment plan that provides for reinvestment of our dividend distributions on behalf of our stockholders unless a stockholder elects to receive cash. As a result, if our board of directors authorizes, and we declare, a cash dividend, then our stockholders who have not 'opted out' of our dividend reinvestment plan will have their cash dividends automatically reinvested in additional shares of our common stock rather than receiving the cash dividends. Registered stockholders must notify our transfer agent in writing if they wish to 'opt-out' of the dividend reinvestment plan. See “Dividend Reinvestment Plan” in the accompanying prospectus for more information.
Our Corporate Information
     Our administrative and principal executive offices are located at 590 Madison Avenue, 15th Floor, New York, NY 10022. Our common stock is quoted on NASDAQ Global Select Market under the symbol “PNNT”. Our Internet website address is www.pennantpark.com. Information contained on our website is not incorporated by reference into this prospectus supplement or the accompanying prospectus, and you should not consider information contained on our website to be part of this prospectus supplement or the accompanying prospectus. We file periodic reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy the materials that we file with the SEC at the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an internet site at www.sec.gov that contains material that we file with the SEC on the EDGAR Database.
Risk Factors
     The value of our assets, as well as the market price of our shares, will fluctuate. Our investments may be risky, and you may lose all or part of your investment in us. See “Risk Factors” beginning on page 8 of the accompanying prospectus, and the other information included in the accompanying prospectus, for additional discussion of factors you should carefully consider before deciding to invest in shares of our common stock.

THE OFFERING

Warrants Offered by us, Excluding the Underwriters' Over-Allotment Option	warrants.
Warrants Outstanding Prior to This Offering	warrants.
Warrants Outstanding After This Offering, Excluding the Underwriters' Over-Allotment Option	warrants.
Exercisability	Each warrant is exercisable for one [security].
Exercise Price	$
Exercise Period
The warrants will be exercisable beginning on , and will expire on , or earlier upon redemption. However, the warrants will only be exercisable if a registration statement relating to the [security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement covering the [security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [security] until the warrants expire or are redeemed.

Redemption
At any time while the warrants are exercisable, we may redeem the outstanding warrants:
in whole and not in part;
at a price of $0.01 per warrant;
upon a minimum of 30 days' prior written notice of redemption; and
if, and only if, the last sales price of our [security] equals or exceeds $ per share for any trading days within a trading day period ending business days before we send the notice of redemption, provided that we have an effective registration statement under the Securities Act covering the [security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.

Use of Proceeds
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce our outstanding indebtedness, to invest in new or existing portfolio companies, to capitalize a subsidiary or for other general corporate purposes. See “Use of Proceeds” in this prospectus supplement for more information.

FEES AND EXPENSES

The following table will assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear directly or indirectly. However, we caution you that some of the percentages indicated in the table below are estimates and may vary. The following table should not be considered a representation of our future expenses. Actual expenses may be greater or less than shown. Except where the context suggests otherwise, whenever this prospectus supplement or the accompanying prospectus contains a reference to fees or expenses paid by “you” or “us” or that “we” will pay fees or expenses, stockholders will indirectly bear such fees or expenses as investors in us.

Stockholder transaction expenses (as a percentage of the offering price)
Sales load
Offering expenses

Total stockholder transaction expenses
Estimated annual expenses (as a percentage of average net assets attributable to common shares)(3)
Management fees
Incentive fees payable under the Investment Management Agreement
Interest payments on borrowed funds
Other expenses

Total estimated annual expenses

(1)	The underwriting discounts and commissions with respect to the shares sold in this offering, which is a one-time fee, is the only sales load paid in connection with this offering.
(2)	Amount reflects estimated offering expenses of approximately $ and is based on the offering of warrants at the public offering price of $ per warrant.
(3)	Net assets attributable to common shares equals average net assets at , 20 plus the anticipated net proceeds from this offering.
(4)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets on            , 20  . See “Certain Relationships and Transactions-Investment Management Agreement” in the accompanying prospectus.

(5)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended           , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three months ended           , 20    . For more detailed information about the incentive fee, please see “Certain Relationships and Transactions-Investment Management Agreement” in the accompanying prospectus.

(6)
As of            , 20   , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $300.0 million credit facility. We may use proceeds of this offering to repay outstanding obligations under our credit facility. After completing this offering, we intend to continue to borrow under our credit facility to finance portfolio investments and are permitted to do so under the terms of our credit facility. We have estimated the interest payments on borrowed funds to take this into account; however, we caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. For more information, see “Risk Factors-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” in the accompanying prospectus.

(7)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the three months ended            , 20    annualized for a full year. See our Consolidated Statement of Operations in our consolidated financial statements in this prospectus supplement.

Example
The following example illustrates the projected dollar amount of total cumulative expenses that you would pay on a $1,000 hypothetical investment in common shares, assuming (1) a            % sales load (underwriting discounts and commissions) and offering expenses totaling            %, (2) total net annual expenses of            % of average net assets attributable to common shares as set forth in the table above (other than performance-based incentive fees) and (3) a 5% annual return:

	1 Year		3 Years		5 Years		10 Years
Total expenses incurred	$	[__]	$	[__]	$	[__]	$	[__]

This example and the expenses in the table above should not be considered a representation of our future expenses. Actual expenses may be greater or less than those assumed. The table above is to assist you in understanding the various costs and expenses that an investor in our common stock will bear directly or indirectly. While the example assumes, as required by the SEC, a 5% annual return, our performance will vary and may result in a return greater or less than 5%. Assuming a 5% annual return, the incentive fee under our Investment Management Agreement would not be earned or payable and is not included in the example. If we achieve sufficient returns on our investments, including through the realization of capital gains, to trigger an incentive fee of a material amount, our expenses, and returns to our investors, would be higher. The example assumes that all dividends and distributions are reinvested at net asset value. Depending upon the market value of our common stock, reinvestment of dividends and distributions under our dividend reinvestment plan may occur at a price per share that differs from, and which could be lower than, net asset value. See “Distributions” and additional information regarding our dividend reinvestment plan in the accompanying prospectus.

RISK FACTORS
Before you invest in our securities, you should be aware of various risks, including those described below and the accompanying prospectus. You should carefully consider these risk factors, together with all of the other information included in this prospectus supplement and the accompanying prospectus before you decide whether to make an investment in our securities. The risks set out below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially adversely affect our business, financial condition and/or operating results. If any of the following events occur, our business, financial condition and results of operations could be materially adversely affected. In such case, our net asset value and the trading price of our common stock could decline or the value of our preferred stock, warrants, subscription rights, debt securities, or units may decline, and you may lose all or part of your investment.
[If you exercise your warrants, you may be unable to sell any [securities] you purchase at a profit.
The public trading market price of our [security] may decline after you elect to exercise your warrants. If that occurs, you will have committed to buy [securities] at a price above the prevailing market price and you will have an immediate unrealized loss. Moreover, we cannot assure you that following the exercise of warrants you will be able to sell your [securities] at a price equal to or greater than the exercise price.
The exercise price is not necessarily an indication of our value.
The exercise price of the warrants does not necessarily bear any relationship to any established criteria for valuation of business development companies. You should not consider the exercise price an indication of our value or any assurance of future value. After the date of this prospectus supplement, our [security] may trade at prices above or below the subscription price.]

FORWARD-LOOKING STATEMENTS

This prospectus supplement and the accompanying prospectus, including the Management's Discussion and Analysis of Financial Condition and Results of Operations, contains statements that constitute forward-looking statements, which relate to both us and our consolidated SBIC subsidiary regarding future events or our future performance or financial condition. These forward-looking statements are not historical facts, but rather are based on current expectations, estimates and projections about our industry, our beliefs and our assumptions. The forward-looking statements contained in this prospectus supplement and the accompanying prospectus involve risks and uncertainties for both us and our consolidated SBIC subsidiary, including statements as to:

our future operating results;
our business prospects and the prospects of our prospective portfolio companies;
the dependence of our future success on the general economy and its impact on the industries in which we invest;
the impact` of a protracted decline in the liquidity of credit markets on our business;
the impact of investments that we expect to make;
the impact of fluctuation in interest rates on our business;
our contractual arrangements and relationships with third parties;
the valuation of our investments in portfolio companies, particularly those having no liquid trading market;
the ability of our prospective portfolio companies to achieve their objectives;
our expected financings and investments;
the adequacy of our cash resources and working capital;
the timing of cash flows, if any, from the operations of our prospective portfolio companies; and
the ability of our Investment Adviser to locate suitable investments for us and to monitor and administer our investments.
We use words such as “anticipates,” “believes,” “expects,” “intends,” “seeks” and similar expressions to identify forward-looking statements. Undue reliance should not be placed on the forward looking statements as our actual results could differ materially from those projected in the forward-looking statements for any reason, including the factors set forth in the accompanying prospectus entitled “Risk Factors” and elsewhere.
We have based the forward-looking statements included in this prospectus supplement and accompanying prospectus on information available to us on the date of this prospectus supplement, and we assume no obligation to update any such forward-looking statements. Although we undertake no obligation to revise or update any forward-looking statements in this prospectus supplement and accompanying prospectus, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we in the future may file with the SEC, including annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K.
You should understand that, under Section 27A(b)(2)(B) of the Securities Act and Section 21E(b)(2)(B) of the Exchange Act, the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 do not apply to statements made in connection with any offering of securities pursuant to this prospectus supplement or the accompanying prospectus or in the periodic reports we file under the Exchange Act.

USE OF PROCEEDS
We estimate that net proceeds we will receive from the sale of             warrants stock in this offering will be approximately $            million (or approximately $            million if the underwriters fully exercise their overallotment option), in each case based on a public offering price of $            per warrant, after deducting the underwriting discounts and commissions of $            million (or approximately $            million if the underwriters fully exercise their overallotment option) payable by us and estimated offering expenses of approximately $            payable by us.
We may use the net proceeds from selling securities pursuant to this prospectus supplement to reduce outstanding obligations under our credit facility, to invest in new or existing portfolio companies or for other general corporate purposes. Affiliates of certain of the underwriters serve as lenders under our credit facility and thereby may receive proceeds from this offering that are used to reduce our outstanding obligations under our credit facility.
As of            , 20   , we had $            million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $            million in borrowings outstanding under our $315.0 million credit facility. Borrowings under our credit facility bear interest at an annual rate equal to LIBOR plus 100 basis points per annum. At            , 20   , the interest rate at that time was         %. The credit facility is a five-year revolving facility with a stated maturity date of June 25, 2012 and is secured by substantially all of the assets in our investment portfolio, excluding assets of SBIC LP. Amounts repaid under our credit facility will remain available for future borrowings. See “Recent Developments” in “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement for more information.
As of            , 20   , SBIC LP had a debenture commitment from the SBA in the amount of $            million, had $            million outstanding (including $            million of temporary draws) with a weighted average interest rate of       %, exclusive of the       % of upfront fees, and had $            million remaining unused borrowing capacity subject to customary regulatory requirements. SBA debentures offer competitive terms such as being non-recourse to us, having a 10-year maturity, requiring semi-annual interest payments, not requiring principal payments prior to maturity and may be prepaid at any time without penalty. The SBA debentures are secured by all the investment portfolio assets of SBIC LP and have a superior claim over such assets.
We may invest the proceeds from an offering of securities in new or existing portfolio companies, and such investments may take up to a year from the closing of such offering, in part because privately negotiated investments in illiquid securities or private middle-market companies require substantial due diligence and structuring. During this period, we may use the net proceeds from our offering to reduce then-outstanding obligations under our credit facility, which may dilute our net asset value per share, or to invest such proceeds in cash equivalents, U.S. government securities and other high-quality debt investments that mature in one year or less. We expect to earn yields on such investments, if any, that are lower than the interest income that we anticipate receiving in respect of investments in non-temporary investments. As a result, any distributions we make during this investment period may be lower than the distributions that we would expect to pay when such proceeds are fully invested in non-temporary investments. The management fee payable by us will not be reduced while our assets are invested in any such securities. See “Regulation-Temporary Investments” in the accompanying prospectus for more information.

DESCRIPTION OF THE WARRANTS
[No] warrants are currently outstanding. Once issued, each warrant will entitle the registered holder to purchase [one] share of [security] at a price of $ per [security], subject to adjustment as discussed below, at any time commencing [ ].
The warrants will be exercisable beginning on , and will expire on , or earlier upon redemption. However, the warrants will be exercisable only if a registration statement relating to the [security] issuable upon exercise of the warrants is effective and current. We have agreed to use our best efforts to have an effective registration statement covering [security] issuable upon exercise of the warrants from the date the warrants become exercisable and to maintain a current prospectus relating to such [security] until the warrants expire or are redeemed.
At any time while the warrants are exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon not less than days' prior written notice of redemption to each warrant holder; and

•
if, and only if, the reported last sale price of the [security] equals or exceeds $ per [security], for any trading days within a trading day period ending on the business day prior to the notice of redemption to warrant holders, provided that we have an effective registration statement under the Securities Act covering the [security] issuable upon exercise of the warrants and a current prospectus relating to them is available on the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants.
We have established the above conditions to our exercise of redemption rights with the intent of:

•
providing warrant holders with adequate notice of redemption, and allowing them to exercise their warrants prior to redemption at a time when there is a reasonable premium to the warrant exercise price; and

•
providing a sufficient differential between the then prevailing [security] price and the warrant exercise price so there is a buffer to absorb any negative market reaction to our redemption of the warrants.

The right to exercise will be forfeited unless they are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder's warrant upon surrender of such warrant.
The warrants will be issued in registered form under a warrant agreement between , as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement, for a complete description of the terms and conditions applicable to the warrants.
The exercise price and number of [security] issuable upon exercise of the warrants may be adjusted in certain circumstances, including in the event of a stock dividend, or our recapitalization, reorganization, merger or consolidation. [However, the exercise price and number of [security] issuable upon exercise of the warrants will not be adjusted for issuances of [security] at a price below the warrant exercise price.]
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of [security] or any voting rights until they exercise their warrants and receive [security]. After the issuance of [security] upon exercise of the warrants, each holder will be entitled to one vote for each [security] held of record on all matters to be voted on by [security holder].
No warrants will be exercisable and we will not be obligated to issue [security] unless at the time a holder seeks to exercise such warrant, a registration statement relating to the [security] issuable upon exercise of the warrants is effective and current and the [security] has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the [security] issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the common stock issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the [security] issuable upon the exercise of the warrants is not current or if the [security] is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.
No fractional [security] will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a [security], we will, upon exercise, round up or down to the nearest whole number the number of [security] to be issued to the warrant holder.

CAPITALIZATION

The following table sets forth our cash and capitalization at                     , 20    (1) on an actual basis and (2) on an as-adjusted basis to reflect the effects of the sale of                     warrants, and our receipt of the estimated net proceeds from that sale. The as-adjusted information is illustrative only; our capitalization following the completion of this offering is subject to further adjustments. You should read this table together with “Use of Proceeds” set forth in this prospectus supplement and in the accompanying prospectus. You should also read this table with our consolidated financial statements and notes thereto, in conjunction with “Management's Discussion and Analysis of Financial Condition and Results of Operations” included in this prospectus supplement and the accompanying prospectus.

As of , 20 (unaudited)
	Actual	As adjusted for the offering
Cash and cash equivalents	$	$
Total assets
Borrowings under senior secured credit facility (cost-$ )
Borrowings under SBA debentures (cost-$ )

Stockholders' Equity
Common stock, par value $0.001 per share; 100,000,000 shares authorized, shares issued and outstanding shares issued and outstanding, as-adjusted, respectively.
Paid in capital in excess of par
Undistributed net investment income
Accumulated net realized loss on investments
Net unrealized appreciation on investments
Net unrealized depreciation on credit facility

Total stockholders' equity
Total capitalization	$	$

PRICE RANGE OF COMMON STOCK
Our common stock is traded on the NASDAQ Global Select Market under the symbol “PNNT”. The following table lists the high and low closing sale price for our common stock, the closing sale price as a percentage of net asset value, or NAV, and quarterly dividends per share since shares of our common stock began being regularly quoted on the NASDAQ Global Select Market. On                 , 20   , the last reported closing price of our common stock was $             per share.

				Closing Sales Price		High Sales Price to NAV(2)		Low Sales Price to NAV (2)		Dividends Declared
Period	NAV(1)			High	Low
Fiscal year ended September 30, 2011
Fourth quarter (as of August 19, 2011)	$	N/A	11.52	$11.52	$9.00	N/A	%	N/A	%	$	N/A
Third quarter		11.08	12.43	12.43	10.97	112		99			0.27
Second quarter		11.30		13.05	11.21	115		99			0.27
First quarter		11.14		12.75	10.60	114		95			0.26
Fiscal year ending September 30, 2010
Fourth quarter		10.69		10.69	9.17	100		86			0.26
Third quarter		10.94		11.84	9.02	108		82			0.26
Second quarter		11.07		10.77	8.88	97		80			0.26
First quarter		11.86		9.15	7.63	77		64			0.25
Fiscal year ended September 30, 2009
Fourth quarter		11.85		9.06	6.28	76		53			0.24
Third quarter		11.72		7.65	3.85	65		33			0.24
Second quarter		12.00		4.05	2.64	34		22			0.24
First quarter		10.24		7.81	2.35	76		23			0.24
Fiscal year ended September 30, 2008
Fourth quarter		10.00		8.50	5.92	85		59			0.24
Third quarter		10.77		8.60	7.05	80		65			0.22
Second quarter		10.26		11.31	8.38	110		82			0.22
First quarter		12.07		14.49	9.08	120		75			0.22
Fiscal year ended September 30, 2007
Fourth quarter		12.83		14.76	12.61	115		98			0.22
Third quarter*		13.74		15.03	14.04	109		102			0.14

(1)
NAV per share is determined as of the last day in the relevant quarter and therefore may not reflect the NAV per share on the date of the high and low sales prices. The NAVs shown are based on outstanding shares at the end of each period. See “Certain Relationships and Transactions” in the accompanying prospectus for more information.

(2)	Calculated as of the respective high or low closing sales price divided by the quarter end NAV.
*	From April 24, 2007 (initial public offering) to June 30, 2007.
Shares of business development companies may trade at a market price that is less than the net asset value that is attributable to those shares. Our shares have traded above and below our NAV. Our shares traded on NASDAQ Global Select Market at $                 and $                 as of                 , 20    and                 , 20    , respectively. Our NAV was $                 and $                , as of                 , 20    and                 , 20    , respectively. The possibility that our shares of common stock will trade at a discount from NAV or at a premium that is unsustainable over the long term is separate and distinct from the risk that our NAV will decrease. It is not possible to predict whether our shares will trade at, above or below NAV in the future.

SELECTED FINANCIAL DATA
We have derived the financial information below from our audited and unaudited financial data and, in the opinion of management, such information reflects all adjustments (consisting of normal recurring adjustments) that are necessary to present fairly the results of such periods. The Statement of operations data, Per share data and Balance sheet data for the years ended September 30, 2010, 2009 and 2008, and for the period from January 11, 2007 (inception) through September 30, 2007 are derived from our financial statements which have been audited by KPMG LLP, our independent registered public accounting firm. This selected financial data for the periods ended September 30, 2010, 2009, 2008 and 2007 should be read in conjunction with our financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” and “Regulation-Senior Securities” in the accompanying prospectus. Interim results as of and for the three months ended                 , 20   , are not necessarily indicative of the results that may be expected for the year ending September 30, 20  . This selected financial data for the three  months ended                 , 20     should be read in conjunction with our consolidated financial statements and related notes thereto and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in this prospectus supplement.

	months ended , 20	months ended , 20	Year ended September 30, 2010	Year ended September 30, 2009	Year ended September 30, 2008	For the period from January 11, 2007 (inception) through September 30, 2007
(Dollar amounts in thousands, except per share data)	Unaudited	Unaudited	Audited	Audited	Audited	Audited
Statement of operations data:
Total investment income			$60,140	$45,119	$39,811	$13,107
Total expenses			28,065	22,400	21,676	6,444
Net investment income			32,075	22,719	18,556	7,304
Net realized and unrealized gain (loss)			(15,539)	13,083	(59,259)	(24,004)
Net increase (decrease) in net assets resulting from operations			16,535	35,802	(40,703)	(16,699)
Per share data:
Net asset value (at period end)			10.69	11.85	10.00	12.83
Net investment income(1)			1.09	1.08	0.88	0.35
Net realized and unrealized gain (loss)(1)			(0.53)	0.62	(2.81)	(1.15)
Net increase (decrease) in net assets resulting from operations (1)			0.56	1.70	(1.93)	(0.80)
Distributions declared(1),(5)			(1.09)	(0.96))	(0.90)	(0.36)
Balance sheet data (at period end):
Total assets			711,494	512,381	419,811	555,008
Total investment portfolio			664,724	469,760	372,148	291,017
Borrowings outstanding			233,641 [4]	175,475 [4]	202,000	10,000
Payable for investments and unfunded investments			74,988	25,821	-	273,339
Total net asset value			386,575	300,580	210,728	270,393
Other data:
Total return(2)			44.79%	30.39%	(38.58)%	(8.29)%
Number of portfolio companies (at period end)(3)			43	42	37	38
Yield on debt portfolio (at period end)(3)			12.7%	11.4%	11.1%	10.1%

(1)	The base management fee waiver was in effect from inception through March 31, 2008. See “Certain Relationships and Transaction” in the accompanying prospectus for more information.
(2)	Based on the weighted average shares outstanding for the respective periods.
(3)
Based on the change in market price per share during the periods and taking into account dividends and distributions, if any, reinvested in accordance with our dividend reinvestment plan. Total return is not annualized for a period less than one year.

(4)	Unaudited.
(5)	At fair value in the case of our credit facility.
(6)	Determined based on taxable income calculated in accordance with income tax regulations which may differ from amounts determined under U.S. generally accepted accounting principles.

Selected Quarterly Data (Unaudited)
(dollar amounts in thousands, except per share data)

	2011
	Q3	Q2	Q1
Total investment income	$22,908	$22,712	$19,979
Net investment income	$13,220	$13,159	$11,171
Net realized and unrealized gain	$(10,901)	$428	$14,351
Net increase in net assets resulting from operations	$2,319	$13,587	$25,522
Earnings per common share	$0.29	$0.32	$0.31
Net asset value per share at the end of the quarter	$11.08	$11.30	$11.14
Market value per share at the end of the quarter	$11.21	$11.92	$12.25

	2010
	Q4	Q3	Q2	Q1
Total investment income	$16,681	$16,335	$13,525	$13,599
Net investment income	$8,957	$8,821	$7,059	$7,238
Net realized and unrealized (loss) gain	$(2,326)	$(4,561)	$(10,090)	$1,438
Net increase (decrease) in net assets resulting from operations	$6,630	$4,260	$(3,031)	$8,676
Earnings per common share	$0.20	$0.13	$(0.11)	$0.34
Net asset value per share at the end of the quarter	$10.69	$10.94	$11.07	$11.86
Market value per share at the end of the quarter	$10.61	$9.55	$10.37	$8.92
	2009
	Q4	Q3	Q2	Q1
Total investment income	$11,847	$10,770	$10,425	$12,077
Net investment income	$6,018	$5,666	$5,267	$5,768
Net realized and unrealized gain (loss)	$20,162	$(6,486)	$36,932	$(37,525)
Net increase (decrease) in net assets resulting from operations	$26,180	$(820)	$42,199	$(31,757)
Earnings per common share	$1.23	$(0.04)	$2.00	$(1.51)
Net asset value per share at the end of the quarter	$11.85	$11.72	$12.00	$10.24
Market value per share at the end of the quarter	$8.11	$7.10	$3.75	$3.61
	2008
	Q4	Q3	Q2	Q1
Total investment income	$11,431	$9,662	$9,714	$9,004
Net investment income	$5,434	$3,941	$4,449	$4,732
Net realized and unrealized gain (loss)	$(16,475)	$11,263	$(37,778)	$(16,269)
Net increase (decrease) in net assets resulting from operations	$(11,041)	$15,204	$(33,329)	$(11,537)
Earnings per common share	$(0.53)	$0.72	$(1.58)	$(0.54)
Net asset value per share at the end of the quarter	$10.00	$10.77	$10.26	$12.07
Market value per share at the end of the quarter	$7.41	$7.21	$8.51	$10.02
		2007
		Q4	Q3	Q2*
Total investment income		$6,909	$5,425	$773
Net investment income		$4,348	$3,208	$(251)
Net realized and unrealized gain (loss)		$(18,870)	$(5,152)	$18
Net (decrease) in net assets resulting from operations		$(14,522)	$(1,944)	$(234)
Earnings per common share		$(0.70)	$(0.09)	$(0.01)
Net asset value per share at the end of the quarter		$12.83	$13.74	$12.08
Market value per share at the end of the quarter		$13.40	$14.04	-	[1]

*	From January 11, 2007 (inception of operations) through March 31, 2007.
(1)	Our common shares began trading on April 19, 2007.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
The information contained in this section should be read in conjunction with the selected financial data and our consolidated financial statements and notes thereto appearing elsewhere in this prospectus supplement and the accompanying prospectus.
[Insert Management's Discussion and Analysis of Financial Condition and Results of Operations from most recently filed Form 10-Q prior to offering.]
The SEC requires that estimated “Total Annual Expenses” be calculated as a percentage of net assets in the chart on page [__] of this prospectus supplement rather than as a percentage of total assets. Total assets include assets that have been funded with borrowed money (leverage). For reference, the chart below illustrates our estimated “Total Annual Expenses” as a percentage of total assets:
Estimated Annual Expenses (as a Percentage of Average Total Assets)

Base management fees	%(1)
Incentive fees payable under the Investment Management Agreement	%(2)
Interest payments on borrowed funds	%(3)
Other expenses	%(4)

Total annual expenses(5)	%

(1)
The contractual management fee is calculated at an annual rate of 2.00% of our average adjusted gross assets. See “Certain Relationships and Transactions-Investment Management Agreement” for more information.

(2)
The portion of incentive fees paid with respect to net investment income is based on actual amounts incurred during the three months ended                 , 20      , annualized for a full year. Such incentive fees are based on performance, vary from year to year, and are not paid unless our performance exceeds specified thresholds. Incentive fees in respect of net investment income do not include incentive fees in respect of net capital gains. The portion of our incentive fee paid in respect of net capital gains is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Management Agreement, as of the termination date) and equals 20.0% of our realized capital gains, if any, on a cumulative basis from inception through the end of each calendar year, computed net of all realized capital losses and unrealized capital depreciation on a cumulative basis, less the aggregate amount of any previously paid capital gain incentive fees. As we cannot predict our future net investment income or capital gains, the incentive fee paid in future years, if any, may be substantially different than the fee earned during the three  months ended                 , 20    . See “Certain Relationships and Transactions-Investment Management Agreement” for more information and Note 3 to our consolidated financial statements included in the accompanying prospectus.

(3)
As of                 , 20     , we had $                 million unused borrowing capacity, subject to maintenance of the applicable total assets to debt ratio of 200%, and $                 million in borrowings outstanding under our $315 million credit facility. As of                 , 20    , SBIC LP had a debenture commitment from the SBA in the amount of $                 million, had $                 million outstanding (including $                 million of temporary draws) with a weighted average interest rate of                 %, exclusive of the                 % of upfront fees, and had $                 million remaining unused borrowing capacity subject to customary regulatory requirements. We may use proceeds of an offering of securities under this registration statement to repay outstanding obligations under our credit facility. After completing any such offering, we may continue to borrow under our credit facility or SBIC LP's SBA commitment to finance our investment objectives under the terms of our credit facility and SBA debenture program, respectively. We have estimated the annual interest expense on borrowed funds and caution you that our actual interest expense will depend on prevailing interest rates and our rate of borrowing and may be substantially higher than the estimate provided in this table. See “Risk Factors-Risks Relating To Our Business and Structure-We currently use borrowed funds to make investments and are exposed to the typical risks associated with leverage” for more information.

(4)
“Other expenses” includes our general and administrative expenses, professional fees, directors' fees, insurance costs, expenses of our dividend reinvestment plan and the expenses of the Investment Adviser reimbursable under our Investment Management Agreement and of the Administrator reimbursable under our Administration Agreement. Such expenses are based on actual other expenses for the                  months ended                 , 20   , annualized for a full year. See the Statement of Operations in our consolidated financial statements.

(5)
The table above is intended to assist you in understanding the various costs and expenses that an investor in shares of our common stock will bear as a percentage of our average gross assets as of                 , 20     . However, we caution you that these percentages are estimates and may vary with changes in the market value of our investments, the amount of equity capital raised and used to invest in portfolio companies and changes in the level of expenses as a percentage of our gross assets. We may borrow money to leverage our net assets and increase our total assets and such leverage will affect both the total annual expenses and gross assets used in deriving the ratios in the above table. Thus, any differences in the estimated expenses and the corresponding level of average asset balances will affect the estimated percentages and those differences could be material.

UNDERWRITING
We intend to offer the warrants through the underwriters named in the table below. , , are acting as joint bookrunners and representatives of the several underwriters. Subject to the terms and conditions described in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase from us, the number of warrants set forth opposite the underwriter's name.

Underwriter	Number of Shares

Total
The underwriting agreement provides that the obligations of the underwriters to purchase the warrants included in this offering are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, our counsel and our independent registered public accounting firm. The underwriters are committed to purchase all warrants included in this offering, other than those warrants covered by the over-allotment option described below, if they purchase any of the warrants. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.
We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities
Commissions and Discounts
The underwriters have advised us that they propose initially to offer the warrants to the public at the public offering price on the cover page of this prospectus supplement and to dealers at that price less a concession not in excess of $ per warrant. The underwriters may allow, and the dealers may reallow, a discount not in excess of $ per warrant to other dealers. After the public offering, the public offering price, concession and discount may be changed.
The following table shows the per share and total underwriting discounts and commissions we will pay to the underwriters assuming both no exercise and full exercise of the underwriters' overallotment option to purchase up to an additional warrants.

	Per Warrant	Total
	Without Over-Allotment	Without Over-Allotment	With Over-Allotment
Public offering price	$	$	$
Sales load (underwriting discounts and commissions)	$	$	$
Proceeds before expenses	$	$	$
Overallotment Option
We have granted an option to the underwriters to purchase up to additional warrants at the public offering price less the underwriting discount. The underwriters may exercise this option for days from the date of this prospectus supplement solely to cover any overallotments. If the underwriters exercise this option, they will be obligated, subject to conditions contained in the underwriting agreement, to purchase the additional warrants approximately proportionate to that underwriter's initial purchase commitment.
[No Sales of Similar Securities
We have agreed, with exceptions, not to sell or transfer any common stock for days after the date of this prospectus supplement without first obtaining the written consent of .
Our executive officers and directors, PennantPark Investment Advisers, LLC, and Pennant Park Investment Administration, LLC have agreed, with exceptions, not to sell or transfer any common stock for days after the date of this prospectus supplement without first obtaining the written consent of .]
[Quotation on the NASDAQ Global Select Market
Our common stock is quoted on The NASDAQ Global Select Market under the symbol “PNNT”. ]

Price Stabilization and Short Positions
Until the distribution of the warrants is completed, SEC rules may limit the underwriters from bidding for and purchasing our common stock. However, the underwriters may engage in transactions that stabilize the price of the warrants and underlying securities, such as bids or purchases to peg, fix or maintain that price.
If the underwriters create a short position in the warrants in connection with the offering, (i.e., if they sell more warrants than are listed on the cover of this prospectus supplement), the underwriters may reduce that short position by purchasing warrants in the open market. The underwriters may also elect to reduce any short position by exercising all or part of the overallotment option described above. In making this determination, the underwriters will consider, among other things, the price of warrants available for purchase in the open market compared to the price at which the underwriters may purchase warrants through the overallotment option. Purchases of warrants to stabilize its price or to reduce a short position may cause the price of the warrants to be higher than it might be in the absence of such purchases.
Neither we nor the underwriters make any representation or prediction as to the magnitude of any effect that the transactions described above may have on the price of the warrants. In addition, neither we nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.
Electronic Delivery
The underwriters may make prospectuses available in electronic (PDF) format. A prospectus in electronic (PDF) format may be made available on a web site maintained by the underwriters, and the underwriters may distribute such prospectuses electronically. The underwriters may allocate a limited number of shares for sale to their online brokerage customers.
Other Relationships
The underwriters and their affiliates have provided in the past to PennantPark Investment and may provide from time to time in the future in the ordinary course of their business certain commercial banking, financial advisory, investment banking and other services to PennantPark Investment for which they will be entitled to receive separate fees. In particular, the underwriters or their affiliates may execute transactions with or on behalf of PennantPark Investment. In addition, the underwriters or their affiliates may act as arrangers, underwriters or placement agents for companies whose securities are sold to PennantPark Investment.
The underwriters or their affiliates may also trade in our securities, securities of our portfolio companies or other financial instruments related thereto for their own accounts or for the account of others and may extend loans or financing directly or through derivative transactions to PennantPark Investment or any of the portfolio companies.
We may purchase securities of third parties from the underwriters or their affiliates after the offering. However, we have not entered into any agreement or arrangement regarding the acquisition of any such securities, and we may not purchase any such securities. We would only purchase any such securities if, among other things, we identified securities that satisfied our investment needs and completed our due diligence review of such securities.
After the date of this prospectus supplement, the underwriters and their affiliates may from time to time obtain information regarding specific portfolio companies or us that may not be available to the general public. Any such information is obtained by the underwriters and their affiliates in the ordinary course of its business and not in connection with the offering of the common stock. In addition, after the offering period for the sale of our common stock, the underwriters or their affiliates may develop analyses or opinions related to PennantPark Investment or our portfolio companies and buy or sell interests in one or more of our portfolio companies on behalf of their proprietary or client accounts and may engage in competitive activities. There is no obligation on behalf of these parties to disclose their respective analyses, opinions or purchase and sale activities regarding any portfolio company or regarding PennantPark Investment to our stockholders.
Affiliates of certain of the underwriters serve as lenders under our credit facility. Some of the underwriters and their affiliates were underwriters in connection with our initial public offering and follow-on public offerings for which they received customary fees. Affiliates of the underwriters may receive part of the proceeds of the offering by reason of the repayment of certain amounts outstanding under our credit facility.
The principal business address of the underwriters are , , .

LEGAL MATTERS

Certain legal matters regarding the securities offered by this prospectus supplement will be passed upon for PennantPark Investment Corporation by Dechert LLP, Washington, D.C., and Venable LLP, Baltimore, Maryland. Dechert LLP has from time to time represented the underwriters, PennantPark Investment Corporation and the Investment Adviser on unrelated matters. Certain legal matters in connection with the securities offered hereby will be passed upon for the underwriter by                 ,                 ,                 .